Exhibit 107
CALCULATION OF FILING FEE TABLE

FORM F-3

(Form Type)

BITDEER TECHNOLOGIES GROUP

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0000001 per share	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to Be Paid	Debt	Debt Securities	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to Be Paid	Other	Warrants	Rule 457(o)	(1)	(1)	(1)	(1)	(1)
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	(1)	(1)	$750,000,000	0.00014760	$110,700(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$750,000,000		$110,700
	Net Fee Due							$110,700

(1)
Omitted pursuant to General Instruction II.C to Form F-3. The amount to be registered consists of up to $750,000,000 of an indeterminate amount of Class A ordinary shares, debt securities and warrants, that may be offered and sold from time to time in one or more offerings.

(2)	Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated based on the maximum aggregate offering price.